As filed with the Securities and Exchange Commission on August 8, 2025

Registration Statement No. 333-278248

Registration Statement No. 333-269694

Registration Statement No. 333-263346

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-278248

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-269694

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-263346

UNDER

THE SECURITIES ACT OF 1933

Heliogen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-4204953
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)

130 West Union Street
Pasadena, California 91103
(Address of principal executive offices, including zip code)

Heliogen, Inc. 2021 Equity Incentive Plan

Heliogen, Inc. 2021 Employee Stock Purchase Plan

Heliogen, Inc. 2013 Stock Incentive Plan

(Full titles of the plans)

Christiana Obiaya

Chief Executive Officer

Heliogen, Inc.

130 West Union Street

Pasadena, California 91103

Tel: 626-720-4530

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☐	Emerging growth company	☒
Non-accelerated filer	☒	Smaller reporting company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Heliogen, Inc. (the “Registrant”) is filing with the U.S. Securities and Exchange Commission (the “SEC”) these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 previously filed by the Registrant (collectively, the “Registration Statements”), to terminate all offerings under the Registration Statements and to withdraw and remove from registration all shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”), that had been registered under such Registration Statements, together with any and all plan interests, if any, and other securities registered thereunder as of the date hereof:

1.	Registration Statement (File No. 333-278248), filed with the SEC on March 26, 2024, registering (i) 237,852 shares of Common Stock issuable pursuant to the Heliogen, Inc. 2021 Equity Incentive Plan (the “2021 EIP”), and (ii) 59,463 shares of Common Stock issuable pursuant to the Heliogen, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”);

2.	Registration Statement (File No. 333-269694), filed with the SEC on February 10, 2023, registering (i) 7,716,978 shares of Common Stock issuable pursuant to the 2021 EIP, and (ii) 1,929,245 shares of Common Stock issuable pursuant to the 2021 ESPP; and

3.	Registration Statement (File No. 333-263346), filed with the SEC on March 7, 2022, registering (i) 45,268,238 shares of Common Stock issuable pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”), (ii) 19,218,844 shares of Common Stock issuable pursuant to the 2021 Plan and (iii) 6,587,335 shares of Common Stock issuable pursuant to the 2021 ESPP.

On May 28, 2025, the Registrant, Hyperion Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Zeo Energy (“Merger Sub I”), Hyperion Acquisition LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Zeo Energy (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”) and Zeo Energy Corp. (“Zeo Energy”) entered into an Agreement and Plan of Merger and Reorganization (which, as it may be amended from time to time, we refer to as the “Merger Agreement”) providing for the acquisition of the Registrant by Zeo Energy in an all-stock transaction. Subject to the terms and satisfaction (or, if applicable, waiver) of the conditions of the Merger Agreement, the Merger Agreement provides that Merger Sub I will be merged with and into the Registrant (the “First Merger”), with the Registrant continuing as the surviving company and as a wholly owned subsidiary of Zeo Energy (the “First Surviving Corporation”). We refer to the time of the First Merger as the “Effective Time.” Immediately following the Effective Time, the Registrant, as the First Surviving Corporation, will be merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Zeo Energy. The Mergers became effective on August 8, 2025, as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant that were registered pursuant to the Registration Statements and remain unsold or unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing description of the Mergers, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on August 8, 2025.

Heliogen, Inc.
(Registrant)

/s/ Christiana Obiaya
Name: Christiana Obiaya
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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